SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                    Apartment Investment & Management Company
             -------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    03748R101
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [ ] Rule 13d-1(d)

--------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 Pages

-----------------------------                       ---------------------------
|    CUSIP NO. 03748R101    |         13G           |    Page 2 of 7 Pages    |
-----------------------------                       ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Demeter Holdings Corporation                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  125,763 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  125,763 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  125,763 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 7 Pages

-----------------------------                       ---------------------------
|    CUSIP NO. 03748R101    |         13G           |    Page 3 of 7 Pages    |
-----------------------------                       ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  178,196 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  178,196 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  178,196 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 7 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)      Name of Issuer:
                       Apartment Investment & Management Company

     1(b)      Address of Issuer's Principal Executive Offices:
                       1873 South Bellaire Street
                       Suite 1700
                       Denver, CO  80222-4348

Item 2(a)      Name of Person Filing:
                       (i)    Demeter Holdings Corporation ("DHC")

                       (ii)   Phemus Corporation ("PC")

     2(b)      Address of Principal Business Office or, if none, Residence:
                       (i)    DHC:  c/o Charlesbank Capital Partners, LLC
                                        600 Atlantic Avenue, 26th Floor
                                        Boston, MA 02210

                       (ii)   PC:   c/o Charlesbank Capital Partners, LLC
                                        600 Atlantic Avenue, 26th Floor
                                        Boston, MA 02210

     2(c)      Citizenship:
                       (i)    DHC:  Massachusetts
                       (ii)   PC:   Massachusetts

     2(d)      Title of Class of Securities:
                       Class A Common Stock

     2(e)      CUSIP Number:
                       03748R101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4         Ownership:

     4(a)      Amount beneficially owned:
                       (i)    DHC:  125,763 shares
                       (ii)   PC:   178,196 shares

     4(b)      Percent of Class:
                       (i)    DHC:  0.3%
                       (ii)   PC:   0.4%


                                Page 4 of 7 Pages

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)    DHC:  125,763 shares
                       (ii)   PC:   178,196 shares

               (ii) shared power to vote or to direct the vote:

                       ---------

               (iii) sole power to dispose or to direct the disposition of:
                       (i)    DHC:  125,763 shares
                       (ii)   PC:   178,196 shares

               (iv) shared power to dispose or to direct the disposition of:

                       --------

Item 5         Ownership of Five Percent or Less of a Class:
                       This statement is filed to report the fact that as of date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       See Exhibit A

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 5 of 7 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                              DEMETER HOLDINGS CORPORATION


                                              By: /s/ Tami E. Nason
                                                  ---------------------------
                                                  Name:  Tami E. Nason
                                                  Title: Authorized Signatory


                                              PHEMUS CORPORATION


                                              By: /s/ Tami E. Nason
                                                  ---------------------------
                                                  Name:  Tami E. Nason
                                                  Title: Authorized Signatory


February 12, 1999


                                Page 6 of 7 Pages

                                    Exhibit A
                                    ---------

Members of Group Classification                              Item 3
-------------------------------                              ------

(1)   Demeter Holdings Corporation                             CO

(2)   Phemus Corporation                                       CO



                                Page 7 of 7 Pages